Exhibit 99.2

Risks Related to Adicet

Risks Related to Adicet’s Business and Industry

Adicet has a limited operating history and faces significant challenges and expense as it builds its capabilities.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Adicet began operation in November 2014. Adicet has a limited operating history upon which you can evaluate Adicet’s business and prospects and is subject to the risks inherent in any early stage company, including, among other things, risks that Adicet may not be able to hire sufficient qualified personnel and establish operating controls and procedures. Adicet currently does not have complete in-house resources to enable its gamma delta T cell platform. As Adicet builds its own capabilities, it expects to encounter risks and uncertainties frequently experienced by growing companies in new and rapidly evolving fields, including the risks and uncertainties described herein. Consequently, any predictions made about Adicet’s future success or viability may not be as accurate as they could be if Adicet had a history of successfully developing and commercializing biopharmaceutical products.

Adicet has incurred net losses in every period since its inception and anticipates that it will incur substantial net losses in the future.

Adicet is a pre-clinical stage biopharmaceutical company. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. Adicet’s programs, including ADI-001 and ADI-002, remain in the pre-clinical stage. Adicet has no products approved for commercial sale and has not generated any revenue from product sales to date, and it will continue to incur significant research and development and other expenses related to its ongoing operations. As a result, Adicet is not profitable and has incurred net losses in each period since Adicet’s inception. For the years ended December 31, 2019 and 2018, Adicet reported net losses of $28.1 million and $9.3 million, respectively. As of June 30, 2020, Adicet had an accumulated deficit of $82.6 million.

Adicet expects to incur significant expenditures for the foreseeable future, and it expects these expenditures to increase as it continues its research and development of, and seek regulatory approvals for, product candidates based on its gamma delta T cell platform, including ADI-001 and ADI-002. Even if Adicet succeeds in commercializing one or more of its product candidates, it will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Adicet may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The size of Adicet’s future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue. Adicet’s prior losses and expected future losses have had and will continue to have an adverse effect on its stockholders’ equity and working capital. Further, even if Adicet does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Adicet’s failure to become and remain profitable would depress the value of the combined company and could impair its ability to raise capital, expand its business, maintain its research and development efforts, diversify its product candidates or even continue its operations, any of which could have a material adverse effect on Adicet’s business, financial condition, results of operations, and prospects and cause you to lose all or part of your investment.

Adicet’s history of recurring losses and anticipated expenditures raise substantial doubts about its ability to continue as a going concern. Adicet’s ability to continue as a going concern requires that it obtain sufficient funding to finance its operations.

Adicet has incurred operating losses to date and it is possible Adicet will never generate a profit. Adicet has concluded that substantial doubt exists regarding its ability to continue as a going concern. Adicet’s financial statements included elsewhere in this proxy statement/prospectus/information statement have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to Adicet’s ability to operate on a going concern basis.

The report of Adicet’s independent registered public accounting firm on its financial statements as of and for the years ended December 31, 2019 and 2018 includes an explanatory paragraph indicating that there is substantial doubt about Adicet’s ability to continue as a going concern. If Adicet is unable to raise sufficient capital when needed, Adicet’s business, financial condition and results of operations will be harmed, and Adicet will need to significantly modify its operational plans to continue as a going concern. If Adicet is unable to continue as a going concern, Adicet might have to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements. The inclusion of a going concern explanatory paragraph by Adicet’s auditors, its lack of cash resources and its potential inability to continue as a going concern may negatively impact Adicet’s share price and its ability to raise new capital or to enter into critical contractual relations with third parties due to concerns about its ability to meet its contractual obligations.

Adicet’s gamma delta T cell candidates represent a novel approach to cancer treatment that creates significant challenges for Adicet.

Adicet is developing a pipeline of gamma delta T cell product candidates and a novel antibody platform that are intended for use in patient with certain cancers. Advancing these novel product candidates creates significant challenges for Adicet, including:

•	manufacturing its product candidates to its specifications and in a timely manner to support its future clinical trials, and, if approved, commercialization;

•	sourcing future clinical and, if approved, commercial supplies for the raw materials used to manufacture its product candidates;

•	understanding and addressing variability in the quality of a donor’s T cells, which could ultimately affect its ability to produce product in a reliable and consistent manner;

•	inability to achieve efficacy in cancer patients following treatment with Adicet’s product candidates;

•	achieving a side effect profile, including GvHD, from Adicet product candidates that makes them commercially unattractive for further development;

•	educating medical personnel regarding the potential side effect profile of its product candidates, if approved;

•	using medicines to manage adverse side effects of its product candidates which may not adequately control the side effects and/or may have a detrimental impact on the efficacy of the treatment;

•	conditioning patients with chemotherapy or other lymphodepletion agents in advance of administering Adicet’s product candidates, which may increase the risk of adverse side effects;

•	obtaining regulatory approval, as the FDA and other regulatory authorities have limited experience with development of allogeneic T cell therapies for cancer; and

•	establishing sales and marketing capabilities upon obtaining any regulatory approval to gain market acceptance of a novel therapy.

The success of Adicet’s business, including its ability to obtain financing and generate any revenue in the future, will primarily depend on the successful development, manufacturing, positive efficacy and safety profile in its clinical trials, regulatory approval and commercialization of Adicet’s novel product candidates, which may never occur. Adicet has not yet succeeded and may not succeed in demonstrating efficacy and safety for any of its product candidates in clinical trials or in obtaining marketing approval thereafter. Given Adicet’s early stage of development, it may be several years, if at all, before Adicet has demonstrated the safety and efficacy of a product candidate sufficient to warrant approval for commercialization. If Adicet is unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize its product candidates, Adicet may not be able to generate sufficient revenue to continue its business, which could have a material adverse effect on Adicet’s results of operations and prospects.

Adicet’s product candidates are based on novel technologies, which makes it difficult to predict the likely success of such product candidates and the time and cost of product candidate development and obtaining regulatory approval.

Adicet has concentrated its research and development efforts on its allogeneic gamma delta T cell therapy and Adicet’s future success depends on the successful development of this therapeutic approach. Adicet is in the early stages of developing its platform and product candidates and there can be no assurance that any development problems Adicet has experienced or may experience in the future will not cause significant delays or result in unforeseen issues or unanticipated costs, or that any such development problems or issues can be overcome. Adicet may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners, which may prevent it from completing Adicet’s future clinical studies or commercializing its products on a timely or profitable basis, if at all. In addition, Adicet’s expectations with regard to the advantages of an allogenic gamma delta T cell therapy platform relative to other therapies may not materialize or materialize to the degree Adicet anticipates. Further, Adicet’s scalability and costs of manufacturing may vary significantly as Adicet develops its product candidates and understands these critical factors.

In addition, the clinical study requirements of the FDA, EMA and other regulatory agencies and the criteria these regulators use to determine the safety and efficacy of a product candidate are determined according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for novel product candidates such as Adicet’s can be more complex and consequently more expensive and take longer than for other, better known or extensively studied pharmaceutical or other product candidates. Approvals by the EMA and FDA for existing autologous CAR-T therapies, such as Kymriah® and Yescarta®, may not be indicative of what these regulators may require for approval of Adicet’s therapies. Also, while Adicet expects reduced variability in its products candidates compared to autologous products, Adicet does not have significant clinical data supporting any benefit of lower variability. More generally, approvals by any regulatory agency may not be indicative of what any other regulatory agency may require for approval or what such regulatory agencies may require for approval in connection with new product candidates.

Adicet’s product candidates may also not perform successfully in clinical trials or may be associated with adverse events that distinguish them from the autologous CAR-T therapies that have previously been approved or alpha beta T cell therapies that may be approved in the future. Unexpected clinical outcomes could materially and adversely affect Adicet’s business, results of operations and prospects.

Adicet’s business is highly dependent on the success of ADI-001 and ADI-002. If Adicet is unable to obtain approval for ADI-001 or ADI-002 and effectively commercialize ADI-001 or ADI-002 for the treatment of patients in its approved indications, its business would be significantly harmed.

Adicet’s business and future success depends on its ability to obtain regulatory approval of, and then successfully commercialize, its most advanced product candidates, ADI-001 and ADI-002. ADI-001 is in the early stages of development and Adicet intends to file an IND application with the FDA in 2020 and, subject to the FDA regulatory process for review of INDs, initiate a clinical trial of ADI-001 targeting CD20 for the treatment of patients with Non-Hodgkin’s Lymphoma and treat the first patient in the first half of 2021. ADI-002 is also in the early stage of development and Adicet intends to file an IND application with the FDA in 2021 for ADI-002 and, subject to the FDA regulatory process for review of INDs, initiate a clinical trial and treat the first patient with ADI-002 in 2021.

Adicet’s pre-clinical results to date may not predict results for its planned trials or any future studies of ADI-001 and ADI-002 or any other allogeneic gamma delta T cell product candidate. Because of the lack of evaluation of allogeneic products and gamma delta T cell therapy products in the clinic to date, any such product’s failure, or the failure of other allogeneic T cell therapies or gamma delta T cell therapies, may significantly influence physicians’ and regulators’ opinions in regards to the viability of Adicet’s entire pipeline of allogeneic T cell therapies, which could have a material adverse effect on Adicet’s reputation. If Adicet’s gamma delta T cell therapy is viewed as less safe or effective than autologous therapies or other allogeneic T cell therapies, Adicet’s ability to develop other allogeneic gamma delta T cell therapies may be significantly harmed.

All of Adicet’s product candidates, including ADI-001 and ADI-002, will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before Adicet can generate any revenue from product sales. In addition, because ADI-001 is Adicet’s most advanced product candidate, and because its other product candidates are based on similar technology, if ADI-001 encounters safety or efficacy problems, manufacturing problems, developmental delays, regulatory issues or other problems, Adicet’s development plans and business would be significantly harmed, which could have a material adverse effect on Adicet’s business, reputation and prospects.

Adicet’s product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Undesirable or unacceptable side effects caused by Adicet’s product candidates could cause Adicet or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. Results of Adicet’s clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Approved autologous CAR T therapies and those under development have shown frequent rates of cytokine release syndrome and neurotoxicity, and adverse events have resulted in the death of patients. While Adicet believes its gamma delta T cell therapy may lessen such results, similar or other adverse events for its allogeneic gamma delta T cell product candidates may occur. In addition, while Adicet anticipates its focus on gamma delta T cells may lessen the likelihood of GvHD relative to therapies relying on unrelated alpha beta T cells, similar or other adverse events for its allogeneic gamma delta T cell product candidates may occur.

If unacceptable toxicities arise in the development of Adicet’s product candidates, Adicet could suspend or terminate its trials or the FDA or comparable foreign regulatory authorities could order it to cease clinical trials or deny approval of its product candidates for any or all targeted indications. The data safety monitoring board may also suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk, including risks inferred from other unrelated immunotherapy trials. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Novel therapeutic candidates, such as those developed by Adicet, may result in novel side effect profiles that may not be appropriately recognized or managed by the treating medical staff. Adicet anticipates having to train medical personnel using Adicet’s product candidates to understand the side effect profile of Adicet’s product candidates for Adicet’s clinical trials and upon any commercialization of any of Adicet’s product candidates. Inadequate training in recognizing or managing the potential side effects of Adicet’s product candidates could result in serious adverse events including patient deaths. Based on available preclinical data and on management’s clinical experience with other cell therapy agents, the safety profile of Adicet’s pipeline product candidates are expected to include cytokine release syndrome, neurotoxicity, and possibly additional adverse events. Any of these occurrences may have a material adverse effect Adicet’s business, financial condition and prospects.

Adicet’s clinical trials may fail to demonstrate the safety and efficacy of any of its product candidates, which would prevent or delay regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of Adicet’s product candidates, including ADI-001 and ADI-002, Adicet must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that its product candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of Adicet’s product candidates may not be predictive of the results of later-stage clinical trials.

There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy, insufficient durability of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence clinical trials are never approved as products.

In addition, for ADI-001 and ADI-002 and any future trials that may be completed, Adicet cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as Adicet does, and more trials could be required before Adicet submits its product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, approval of Adicet’s product candidates may be significantly delayed, or Adicet may be required to expend significant additional resources, which may not be available to it, to conduct additional trials in support of potential approval of Adicet’s product candidates. Any of the foregoing could have a material adverse effect on Adicet’s business, prospects and financial condition.

Interim “top line” and preliminary data from Adicet’s clinical trials that Adicet may announce or publish from time to time may change as more patient data becomes available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Adicet may publish interim “top line” or preliminary data from Adicet’s clinical studies. Interim data from clinical trials that Adicet may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available.

Preliminary or “top line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Adicet previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm Adicet’s business prospects.

Adicet may not be able to file INDs to commence additional clinical trials on the timelines it expects, and even if Adicet is able to, the FDA may not permit it to proceed.

Adicet plans to submit an IND to the FDA in 2020 and, subject to the FDA regulatory process for review of INDs, initiate a clinical trial of ADI-001 targeting CD20 for the treatment of patients with Non-Hodgkin’s Lymphoma and treat the first patient in the first half of 2021. Additionally, Adicet intends to file an IND application with the FDA in 2021 for ADI-002 and, subject to the FDA regulatory process for review of INDs, initiate a clinical trial and treat the first patient with ADI-002 in 2021. Adicet currently expects to submit INDs for additional product candidates in its pipeline in 2022 and 2023. However, Adicet’s timing of filing on these product candidates is dependent on further pre-clinical and manufacturing success, which Adicet works on with various third parties, as well as on timing of research and development with respect to product candidates that are in the early stages of development. Adicet cannot be sure that it will be able to submit its IND in a timely manner, if at all, or that submission of an IND or IND amendment will result in the FDA allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, Adicet cannot guarantee that such regulatory authorities will not change their requirements in the future. The inability to initiate a clinical trial on ADI-001 or ADI-002, or any of Adicet’s additional product candidates, on the timelines currently anticipated or at all could have a material adverse effect on Adicet’s business, results of operations and prospects.

Adicet may encounter substantial delays in its clinical trials, or may not be able to conduct its trials on the timelines Adicet expects.

Clinical testing is expensive, time consuming and subject to uncertainty. Adicet cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. Even if these trials begin as planned, issues may arise that could suspend or terminate such clinical trials. A failure of one or more clinical studies can occur at any stage of testing, and Adicet’s future clinical studies may not be successful. Events that may prevent successful or timely completion of clinical development include:

•	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of clinical studies;

•	delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for advanced clinical trials;

•	delays in developing suitable assays for screening patients for eligibility for trials with respect to certain product candidates;

•	delays in reaching a consensus with regulatory agencies on study design;

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delays in reaching agreement on acceptable terms with prospective CROs and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•	delays in obtaining required institutional review board (IRB) approval at each clinical study site;

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imposition of a temporary or permanent clinical hold by regulatory agencies for a number of reasons, including after review of an IND application or amendment, or equivalent application or amendment; as a result of a safety finding that presents unreasonable risk to clinical trial participants; a negative finding from an inspection of Adicet’s clinical study operations or study sites; developments on trials conducted by competitors for related technology that raises FDA concerns about risk to patients of the technology broadly; or if FDA finds that the investigational protocol or plan is clearly deficient to meet its stated objectives;

•	delays in recruiting suitable patients to participate in Adicet’s clinical studies;

•	difficulty collaborating with patient groups and investigators;

•	failure by Adicet CROs, other third parties or it to adhere to clinical study requirements;

•	failure to perform in accordance with the FDA’s good clinical practice (GCP) requirements or applicable regulatory guidelines in other countries;

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transfer of manufacturing processes to any new clinical manufacturing organization (referred to as a “CMO”) or Adicet’s own manufacturing facilities or any other development or commercialization partner for the manufacture of product candidates;

•	delays in having patients complete participation in a study or return for post-treatment follow-up;

•	patients dropping out of a study;

•	occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•	changes in the standard of care on which a clinical development plan was based, which may require new or additional trials;

•	the cost of clinical studies of Adicet’s product candidates being greater than Adicet anticipates;

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clinical studies of Adicet’s product candidates producing negative or inconclusive results, which may result in Adicet deciding, or regulators requiring Adicet, to conduct additional clinical studies or abandon product development programs;

•	delays or failure to secure supply agreements with suitable raw material suppliers, or any failures by suppliers to meet Adicet quantity or quality requirements for necessary raw materials; and

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delays in manufacturing, testing, releasing, validating, or importing/exporting sufficient stable quantities of Adicet’s product candidates for use in clinical studies or the inability to do any of the foregoing.

Adicet’s timing of filing on these product candidates is dependent on further pre-clinical and manufacturing success, which Adicet works on with various third parties. Adicet cannot be sure that it will be able to submit its IND in a timely manner, if at all, or that submission of an IND or IND amendment will result in the FDA allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, Adicet cannot guarantee that such regulatory authorities will not change their requirements in the future.

Any inability to successfully complete preclinical and clinical development could result in additional costs to Adicet or impair Adicet’s ability to generate revenue. In addition, if Adicet makes manufacturing or formulation changes to its product candidates, Adicet may be required to or Adicet may elect to conduct additional studies to bridge Adicet’s modified product candidates to earlier versions. Clinical study delays could also shorten any periods during which Adicet’s products have patent protection and may allow Adicet’s competitors to bring products to market before Adicet does, which could impair Adicet’s ability to successfully commercialize Adicet’s product candidates and may harm Adicet’s business and results of operations.

Monitoring safety of patients receiving Adicet’s product candidates is challenging, which could adversely affect Adicet’s ability to obtain regulatory approval and commercialize.

In Adicet’s planned clinical trials of its product candidates, Adicet has contracted with and is expected to continue to contract with academic medical centers and hospitals experienced in the assessment and management of toxicities arising during clinical trials. Nonetheless, these centers and hospitals may have difficulty observing patients and treating toxicities, which may be more challenging due to personnel changes, inexperience, shift changes, house staff coverage or related issues. This could lead to more severe or prolonged toxicities or even patient deaths, which could result in Adicet or the FDA delaying, suspending or terminating one or more of Adicet’s clinical trials, and which could jeopardize regulatory approval. Medicines used at centers to help manage adverse side effects of ADI-001 and ADI-002 may not adequately control the side effects and/or may have a detrimental impact on the efficacy of the treatment. Use of these medicines may increase with new physicians and centers administering Adicet’s product candidates, any of which could have a material adverse effect on Adicet’s ability to obtain regulatory approval and commercialize on the timelines anticipated or at all, which could have a material adverse effect on Adicet’s business and results of operations.

If Adicet encounters difficulties enrolling patients in Adicet’s clinical trials, Adicet’s clinical development activities could be delayed or otherwise adversely affected.

Adicet may experience difficulties in patient enrollment in Adicet’s clinical trials for a variety of reasons, including, without limitation, the impact of the COVID-19 pandemic. The timely completion of clinical trials in accordance with their protocols depends, among other things, on Adicet’s ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to study sites;

•	the design of the trial;

•	Adicet’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	Adicet’s ability to obtain and maintain patient consents; and

•	the risk that patients enrolled in clinical trials will drop out of the trials before the infusion of Adicet’s product candidates or trial completion.

Adicet intends to conduct a number of clinical trials for product candidates in the fields of cancer and other indications in geographies which are affected by COVID-19 pandemic. Adicet believes that the coronavirus pandemic will have an impact on various aspects of its future clinical trials. For example, investigators may not want to take the risk of exposing cancer patients to COVID-19 since the dosing of patients is conducted within an in-patient setting. Other potential impacts of the COVID-19 pandemic on Adicet’s future various clinical trials include patient dosing and study monitoring, which may be paused or delayed due to changes in policies at various clinical sites, federal, state, local or foreign laws, rules and regulations, including quarantines or other travel restrictions, prioritization of healthcare resources toward pandemic efforts, including diminished attention of physicians serving as Adicet’s clinical trial investigators and reduced availability of site staff supporting the conduct of its clinical trials, interruption or delays in the operations of the government regulators, or other reasons related to the COVID-19 pandemic. It is unknown how long these pauses or disruptions could continue.

In addition, Adicet’s clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as Adicet’s product candidates, and this competition will reduce the number and types of patients available to Adicet because some patients who might have opted to enroll in Adicet trials may instead opt to enroll in a trial being conducted by one of Adicet’s competitors. Since the number of qualified clinical investigators is limited, some of Adicet’s clinical trial sites are also being used by some of Adicet’s competitors, which may reduce the number of patients who are available for Adicet’s clinical trials in that clinical trial site.

Moreover, because Adicet’s product candidates represent unproven methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy and hematopoietic cell transplantation or autologous CAR-T cell therapies, rather than enroll patients in Adicet’s clinical trial. Patients eligible for allogeneic CAR-T cell therapies but ineligible for autologous CAR T cell therapies due to aggressive cancer and inability to wait for autologous CAR-T cell therapies may be at greater risk for complications and death from therapy.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of Adicet’s ongoing clinical trial and planned clinical trials, which could prevent completion of these trials and adversely affect Adicet’s ability to advance the development of Adicet’s product candidates.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because Adicet’s gamma delta T cell product candidates are based on new technologies and will require the creation of inventory of mass-produced, off-the-shelf products, Adicet expects that it will require extensive research and development and have substantial manufacturing and processing costs. In addition, costs to treat patients with Non Hodgkin’s lymphoma cancer and to treat potential side effects that may result from Adicet’s product candidates can be significant. Accordingly, Adicet’s clinical trial costs are likely to be significantly higher than for more conventional therapeutic technologies or drug products, which is expected to have a material adverse effect on Adicet’s financial position and ability to achieve profitability.

The market opportunities for Adicet’s product candidates may be limited to those patients who are ineligible for or have failed prior treatments and may be small.

The FDA often approves new therapies initially only for use in patients who are currently not adequately treated with currently approved therapies. Adicet expects to initially seek approval of ADI-001 and ADI-002 and Adicet’s other product candidates in this setting. Subsequently, for those products that prove to be sufficiently beneficial, if any, Adicet would expect to seek approval in earlier lines of treatment and potentially as a first line therapy. There is no guarantee that Adicet’s product candidates, even if approved, would be approved for earlier lines of therapy, and, prior to any such approvals, Adicet will have to conduct additional clinical trials, including potentially comparative trials against approved therapies. Adicet is also targeting a similar patient population as autologous CART product candidates, including approved autologous CART products. Adicet’s therapies may not be as safe and effective as autologous CART therapies and may only be approved for patients who are ineligible for autologous CART therapy.

Adicet’s projections of both the number of people who have the cancers Adicet is targeting, as well as the subset of people with these cancers in a position to receive second or later lines of therapy and who have the potential to benefit from treatment with Adicet’s product candidates, are based on Adicet’s beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, patient foundations, or market research and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these cancers. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for Adicet’s product candidates may be limited or may not be amenable to treatment with Adicet’s product candidates. Even if Adicet obtains significant market share for its product candidates, because the potential target populations are small, Adicet may never achieve profitability without obtaining regulatory approval for additional indications.

If Adicet fails to develop additional product candidates, Adicet’s commercial opportunity will be limited.

One of Adicet’s core strategies is to pursue clinical development of additional product candidates beyond ADI-001 and ADI-002. Developing, obtaining regulatory approval and commercializing additional gamma delta T cell product candidates will require substantial additional funding and is prone to the risks of failure inherent in medical product development. Adicet cannot provide you any assurance that it will be able to successfully advance any of these additional product candidates through the development process.

Even if Adicet receives FDA approval to market additional product candidates for the treatment of cancer, Adicet cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If Adicet is unable to successfully develop and commercialize additional product candidates, Adicet’s commercial opportunity will be limited. Moreover, a failure in obtaining regulatory approval of additional product candidates may have a negative effect on the approval process of any other, or result in losing approval of any approved, product candidate which could have a material adverse effect on Adicet’s business and prospects.

Adicet does not currently operate its own manufacturing facility, which would require significant resources and any failure to successful manufacture its products could adversely affect Adicet’s clinical trials and the commercial viability of Adicet’s product candidates.

Adicet may not be able to achieve clinical or commercial manufacturing and cell processing on its own or through its CMOs, including mass-producing off-the-shelf product to satisfy demands for any of Adicet’s product candidates. Very few companies have experience in manufacturing gamma delta T cell therapy derived from blood of healthy donors and gamma delta T cells require several complex manufacturing steps before being available as a mass-produced, off-the-shelf product. While Adicet believes its manufacturing and processing approaches are appropriate to support Adicet’s clinical product development, Adicet has limited experience in managing the allogeneic gamma delta T cell engineering process, and Adicet’s allogeneic processes may be more difficult or more expensive than the approaches taken by Adicet’s competitors. Adicet cannot be sure that the manufacturing processes employed by or on its behalf will result in T cells that will be safe and effective.

Adicet’s operations remain subject to review and oversight by the FDA and the FDA could object to Adicet’s use of any manufacturing facilities. Adicet must first receive approval from the FDA prior to licensure to manufacture Adicet’s product candidates, which Adicet may never obtain. Even if approved, Adicet would be subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with current good manufacturing practices (cGMPs) and other government regulations. Adicet’s license to manufacture product candidates will be subject to continued regulatory review.

Adicet’s cost of goods development is at an early stage. The actual cost to manufacture and process Adicet’s product candidates could be greater than Adicet expects and could materially and adversely affect the commercial viability of its product candidates.

The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. Manufacturers of cell therapy products often encounter difficulties in production, particularly in scaling out and validating initial production and ensuring the absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in Adicet’s supply of product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Adicet cannot assure you that any stability or other issues relating to the manufacture of Adicet’s product candidates will not occur in the future.

Adicet may fail to manage the logistics of storing and shipping Adicet’s product candidates. Storage failures and shipment delays and problems caused by Adicet, Adicet’s vendors or other factors not in Adicet’s control, such as weather, could result in loss of usable product or prevent or delay the delivery of product candidates to patients.

Adicet may also experience manufacturing difficulties due to resource constraints or as a result of labor disputes. If Adicet were to encounter any of these difficulties, Adicet’s ability to provide Adicet’s product candidates to patients would be jeopardized, which could have a material adverse effect on Adicet’s business, results of operations and prospects.

Adicet currently has no marketing and sales organization and as a company has no experience in marketing products. If Adicet is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell Adicet’s product candidates, Adicet may not be able to generate product revenue.

Adicet currently has no sales, marketing or distribution capabilities and as a company has no experience in marketing products. Adicet may develop a marketing organization and sales force, which will require significant capital expenditures, management resources and time. Adicet will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If Adicet is unable or decides not to establish internal sales, marketing and distribution capabilities, Adicet will pursue collaborative arrangements regarding the sales and marketing of Adicet’s products; however, there can be no assurance that Adicet will be able to establish or maintain such collaborative arrangements, or if Adicet is able to do so, that it will have effective sales forces. Any revenue Adicet receives will depend upon the efforts of such third parties, which may not be successful. Adicet may have little or no control over the marketing and sales efforts of such third parties and Adicet’s revenue from product sales may be lower than if Adicet had commercialized Adicet’s product candidates themselves. Adicet also faces competition in its search for third parties to assist it with the sales and marketing efforts of Adicet’s product candidates.

There can be no assurance that Adicet will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product that receives regulatory approval in the United States or overseas. If Adicet is unable to successfully market and distribute its products, Adicet’s business, results of operations and prospects could be materially adversely effected.

A variety of risks associated with conducting research and clinical trials abroad and marketing Adicet’s product candidates internationally could materially adversely affect Adicet’s business.

Adicet plans to globally develop its product candidates. Accordingly, Adicet expects that it will be subject to additional risks related to operating in foreign countries, including:

•	differing regulatory requirements in foreign countries;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	increased difficulties in managing the logistics and transportation of storing and shipping product candidates produced in the United States and shipping the product candidate to the patient abroad;

•	import and export requirements and restrictions;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems, and price controls;

•	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

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challenges enforcing Adicet’s contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with Adicet’s potential international operations may materially adversely affect Adicet’s ability to attain or maintain profitable operations, which could have a material adverse effect on Adicet’s business and results of operations.

Adicet faces significant competition from other biotechnology and pharmaceutical companies, and Adicet’s operating results will suffer if Adicet fails to compete effectively.

The biopharmaceutical industry, and the immuno-oncology industry specifically, is characterized by intense competition and rapid innovation. Adicet’s competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Adicet’s potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of Adicet’s competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in its competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Adicet’s competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than Adicet’s product candidates or may develop proprietary technologies or secure patent protection that Adicet may need for the development of Adicet’s technologies and products.

Specifically, engineered T cells face significant competition in both the CAR and TCR technology space from multiple companies. Even if Adicet obtains regulatory approval of Adicet’s product candidates, the availability and price of Adicet’s competitors’ products could limit the demand and the price Adicet is able to charge for Adicet’s product candidates. Adicet may not be able to implement its business plan if the acceptance of its product candidates is affected by price competition or the reluctance of physicians to switch from existing methods of treatment to Adicet’s product candidates, or if physicians switch to other new drug or biologic products or choose to reserve Adicet’s product candidates for use in limited circumstances.

Adicet is highly dependent on Adicet’s key personnel, and if Adicet is not successful in attracting and retaining highly qualified personnel, Adicet may not be able to successfully implement its business strategy.

Adicet’s ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon its ability to attract and retain highly qualified managerial, scientific and medical personnel. Adicet is highly dependent on Adicet’s management, scientific and medical personnel. The loss of the services of any of Adicet’s executive officers, other key employees, and other scientific and medical advisors, and its inability to find suitable replacements could result in delays in product development and harm Adicet’s business.

Adicet conducts substantially all of its operations at its facilities in the San Francisco Bay Area. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in this market is intense and may limit Adicet’s ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at the company, in addition to salary and cash incentives, Adicet has provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by fluctuations in Adicet’s stock price that are beyond Adicet’s control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite Adicet’s efforts to retain valuable employees, members of Adicet’s management, scientific and development teams may terminate their employment with Adicet on short notice. Although Adicet has employment agreements with its key employees, these employment agreements provide for at-will employment, which means that any of Adicet’s employees could leave Adicet’s employment at any time, with or without notice. Adicet does not maintain “key person” insurance policies on the lives of these individuals or the lives of any of Adicet’s other employees. Adicet’s success also depends on Adicet’s ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

Adicet has grown rapidly and will need to continue to grow the size of its organization, and it may experience difficulties in managing this growth.

As Adicet’s development and commercialization plans and strategies develop, and as Adicet transitions into operating as a public company, Adicet has rapidly expanded its employee base and expects to continue to add managerial, operational, sales, research and development, marketing, financial and other personnel. Current and future growth imposes significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

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managing Adicet’s internal development efforts effectively, including the clinical and FDA review process for Adicet’s product candidates, while complying with Adicet’s contractual obligations to contractors and other third parties; and

•	improving Adicet’s operational, financial and management controls, reporting systems and procedures.

Adicet’s future financial performance and its ability to commercialize Adicet’s product candidates will depend, in part, on its ability to effectively manage its growth, and Adicet’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

Adicet currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants, which expire after a certain period of time, to provide certain services, including certain research and development as well as general and administrative support. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to Adicet on a timely basis when needed, or that Adicet can find qualified replacements. In addition, if Adicet is unable to effectively manage Adicet’s outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, Adicet’s clinical trials may be extended, delayed or terminated, and Adicet may not be able to obtain regulatory approval of its product candidates or otherwise advance its business. There can be no assurance that Adicet will be able to manage Adicet’s existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If Adicet is not able to effectively expand its organization by hiring new employees and expanding Adicet’s groups of consultants and contractors, Adicet may not be able to successfully implement the tasks necessary to further develop and commercialize Adicet’s product candidates and, accordingly, may not achieve its research, development and commercialization goals, which could have a material adverse effect on Adicet’s business, results of operations and prospects.

Adicet may form or seek strategic alliances or enter into additional licensing arrangements in the future, and Adicet may not realize the benefits of such alliances or licensing arrangements.

Adicet may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that Adicet believes will complement or augment Adicet development and commercialization efforts with respect to Adicet’s product candidates and any future product candidates that Adicet may develop. Any of these relationships may require Adicet to incur non-recurring and other charges, increase its near and long-term expenditures, issue securities that dilute Adicet’s existing stockholders or disrupt its management and business. In addition, Adicet faces significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, Adicet may not be successful in its efforts to establish a strategic partnership or other alternative arrangements for Adicet’s product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view Adicet’s product candidates as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new strategic partnership agreements related to Adicet’s product candidates could delay the development and commercialization of Adicet’s product candidates in certain geographies for certain indications, which would harm Adicet’s business prospects, financial condition and results of operations.

If Adicet licenses products or businesses, Adicet may not be able to realize the benefit of such transactions if Adicet is unable to successfully integrate them with Adicet’s existing operations and company culture. For instance, Adicet’s Exclusive License and Collaboration Agreement with Regeneron requires significant research and development commitments that may not result in the development and commercialization of product candidates. Adicet cannot be certain that, following a strategic transaction or license, Adicet will achieve the results, revenue or specific net income that justifies such transaction, which could have a material adverse effect on Adicet’s business and results of operations.

Adicet will need substantial additional financing to develop Adicet’s products and implement Adicet’s operating plans. If Adicet fails to obtain additional financing, Adicet may be unable to complete the development and commercialization of Adicet’s product candidates.

Adicet expects to spend a substantial amount of capital in the clinical development of Adicet’s product candidates, including the planned clinical trials for ADI-001 and ADI-002. Adicet will need substantial additional financing to develop Adicet’s products and implement Adicet’s operating plans. In particular, Adicet will require substantial additional financing to enable commercial production of Adicet’s products and initiate and complete registration trials for multiple products. Further, if approved, Adicet will require significant additional amounts in order to launch and commercialize Adicet’s product candidates.

Adicet believes that its cash, cash equivalents and marketable debt securities will not be sufficient for Adicet to continue as a going concern for at least one year from the issuance date of the accompanying consolidated financial statements. However with funding that Adicet expects to receive under its existing collaborations, together with the existing cash, cash equivalents and investments of resTORbio, assuming the successful completion of the merger, Adicet expects it will be able to fund its operating expenses and capital expenditure requirements through at least December 31, 2021. However, changing circumstances may cause it to consume capital significantly faster than Adicet currently anticipates, and Adicet may need to spend more money than currently expected because of circumstances beyond its control. Adicet may require additional capital for the further development and commercialization of its product candidates, including funding Adicet internal manufacturing capabilities and may need to raise additional funds sooner if Adicet chooses to expand more rapidly than Adicet presently anticipates.

Adicet cannot be certain that additional funding will be available on acceptable terms, or at all. Other than the funding agreement and its loan agreement with Pacific Western Bank, Adicet has no committed source of additional capital and if it is unable to raise additional capital in sufficient amounts or on terms acceptable to it, Adicet may have to significantly delay, scale back or discontinue the development or commercialization of Adicet’s product candidates or other research and development initiatives. Adicet’s license agreements may also be terminated if Adicet is unable to meet the payment obligations under the agreements. Adicet could be required to seek collaborators for Adicet’s product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms Adicet’s rights to Adicet’s product candidates in markets where Adicet otherwise would seek to pursue development or commercialization themselves. Additionally, Adicet may not be able to incur indebtedness if the ongoing macroeconomic effects of the COVID-19 pandemic, including certain actions taken by U.S. or other governmental authorities, such as decreases in short-term interest rates as announced by the Federal Reserve, cause the closure of banks for an extended period of time or a sudden increase in requests for indebtedness at one time by many potential borrowers, either or both of which could overwhelm the banking industry.

Any of the above events could significantly harm Adicet’s business, prospects, financial condition and results of operations and cause the price of the combined company’s common stock to decline.

Business disruptions could seriously harm Adicet’s future revenue and financial condition and increase Adicet’s costs and expenses.

Adicet’s operations, and those of Adicet’s CMO, CROs and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm Adicet’s operations and financial condition and increase its costs and expenses.

Adicet’s ability to manufacture Adicet’s product candidates could be disrupted if Adicet’s operations or those of Adicet’s suppliers are affected by a man-made or natural disaster or other business interruption. Adicet’s corporate headquarters are located in California near major earthquake faults and fire zones. The ultimate impact on Adicet, its significant suppliers and its general infrastructure of being located near major earthquake faults and fire zones and being consolidated in certain geographical areas is unknown, but Adicet’s operations and financial condition could suffer in the event of a major earthquake, fire or other natural disaster.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect Adicet’s business and operations.

Adicet’s business, financial position, results of operations or cash flows may be affected by the ongoing global COVID-19 pandemic and the resulting volatility and uncertainty it has caused, and is likely to continue to cause, in the U.S. and international markets, including as a result of prolonged economic downturn or recession. On March 11, 2020, the World Health Organization declared the recent outbreak of COVID-19 a pandemic. As a result, national, state and local authorities have recommended social distancing and imposed or are considering quarantine, shelter-in-place, curfew and similar isolation measures, including government orders and other restrictions on the conduct of business operations, which has resulted in significant unemployment levels, decreased productivity, decreases in certain non-COVID-19 healthcare activities and healthcare utilization. Such measures have had, and are likely to continue to have, adverse impacts on the U.S. economy of uncertain severity and duration and may negatively impact Adicet’s operations and those of third parties on which Adicet relies, including by causing disruptions in the supply of its product candidates and the conduct of current and future clinical trials. In addition, the COVID-19 pandemic may affect the operations of the FDA and other health authorities, which could result in delays of reviews and approvals, including with respect to Adicet’s product candidates. The evolving COVID-19 pandemic is also likely to directly or indirectly impact the pace of enrollment in Adicet’s future clinical trials as patients may avoid or may not be able to travel to healthcare facilities and physicians’ offices unless due to a health emergency, and clinical trial sites may be less willing to enroll patients in clinical trials that may compromise a person’s immune system. Such facilities and offices may also be required to focus limited resources on non-clinical trial matters, including treatment of COVID-19 patients, and may not be available, in whole or in part, for clinical trial services related to ADI-001 or ADI-002 or Adicet’s other product candidates. Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce Adicet’s ability to access capital, which could negatively impact Adicet’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. Due to the uncertain and rapidly evolving nature of current conditions in the United States and around the world, Adicet cannot reasonably estimate the length or severity of the COVID-19 pandemic or the related response, including the length of time it may take for normal economic and operating conditions to resume. Adicet does not yet know the full extent of potential delays or impacts on its business, financing or clinical trial activities or on healthcare systems or the global economy as a whole. However, any of the foregoing risks, or other unforeseen risks related to the COVID-19 pandemic, could have a material impact on Adicet’s liquidity, capital resources, operations and business and those of the third parties on which it relies.

Inadequate funding for the FDA and other government agencies, or disruptions in their staffing levels related to the COVID-19 global pandemic, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the approval of Adicet’s product candidates rely, which would negatively impact its business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, adequate staffing, furloughs, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies on which its operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect Adicet’s business. For example, over the last several years, including beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process its regulatory submissions, which could have a material adverse effect on Adicet’s business, including Adicet’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

Adicet’s relationships with customers, physicians including clinical investigators, clinical research organizations and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, transparency laws, government price reporting and other healthcare laws and regulations. If Adicet or Adicet’s employees, independent contractors, consultants, commercial partners, vendors, or other agents violate these laws, Adicet could face substantial penalties.

These laws may impact, among other things, Adicet’s clinical research program, as well as Adicet’s proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services is subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive and other business arrangements. Adicet may also be subject to federal, state and foreign laws governing the privacy and security of identifiable patient information. The U.S. healthcare laws and regulations that may affect Adicet’s ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully, offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchasing, leasing, ordering or arranging for the purchase, lease, or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that may be alleged to be intended to induce prescribing, purchases or recommendations, include any payments of more than fair market value, and may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act and the civil monetary penalties statute;

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federal civil and criminal false claims laws and civil monetary penalty laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal government programs that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government, including federal healthcare programs;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH) and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services’ Centers for Medicare & Medicaid Services (CMS) information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, Adicet may be subject to analogous state and foreign healthcare laws described above, among others, some of which may be broader in scope. For example, Adicet may be subject to the following: state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, or that apply regardless of payor; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws requiring the registration of pharmaceutical sales and medical representatives; and state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Furthermore, Adicet is subject to General Data Protection Regulation (GDPR) and other ex-US protections, as discussed further below.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of Adicet’s business activities, or Adicet’s arrangements with physicians, could be subject to challenge under one or more of such laws. If Adicet or Adicet’s employees, independent contractors, consultants, commercial partners and vendors violate these laws, Adicet may be subject to investigations, enforcement actions and/or significant penalties.

Adicet has adopted or will have adopted after the merger, a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions Adicet takes to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting Adicet from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that Adicet’s business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that Adicet’s business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against Adicet, and Adicet is not successful in defending themselves or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if Adicet becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of Adicet operations, any of which could adversely affect Adicet’s ability to operate its business and its results of operations. In addition, the approval and commercialization of any of Adicet’s product candidates outside the United States will also likely subject Adicet to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Data protection, privacy and similar laws restrict access, use, and disclosure of information, and failure to comply with or adapt to changes in these laws could materially and adversely harm Adicet’s business.

Adicet is subject to federal and state data privacy and security laws and regulations and Laws and expectations relating to privacy continue to evolve. Changes in these laws may limit Adicet’s data access, use, and disclosure, and may require increased expenditures. In addition, data protection, privacy and similar laws protect more than patient information and, although they vary by jurisdiction, these laws can extend to employee information, business contact information, provider information, and other information relating to identifiable individuals. For example, the California Consumer Privacy Act requires covered businesses to, among other things, provide disclosures to California consumers regarding the collection, use and disclosure of such consumers’ personal information and afford such consumers new rights with respect to their personal information, including the right to opt out of certain sales of personal information. Adicet believes that further increased regulation in additional jurisdictions is likely in the area of data privacy. Any of the foregoing may have a material adverse effect on Adicet’s ability to provide services to patients and, in turn, Adicet’s results of operations

The collection and use of personal data in the European Union (EU) are governed by the General Data Protection Regulation (GDPR). The GDPR imposes stringent requirements for controllers and processors of personal data, including, for example, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special categories of data, such as health data, and additional obligations when Adicet contract with third-party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States and other third countries. In addition, the GDPR provides that EU member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data.

The GDPR applies extraterritorially, and Adicet may be subject to the GDPR because of Adicet’s data processing activities that involve the personal data of individuals located in the European Union, such as in connection with Adicet’s EU clinical trials. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. GDPR regulations may impose additional responsibility and liability in relation to the personal data that Adicet processes and Adicet may be required to put in place additional mechanisms to ensure compliance with the new data protection rules. This may be onerous and may interrupt or delay Adicet’s development activities, and adversely affect Adicet’s business, financial condition, results of operations and prospects.

Data protection, privacy and similar laws protect more than patient information and, although they vary by jurisdiction, these laws can extend to employee information, business contact information, provider information, and other information relating to identifiable individuals. Failure to comply with these laws may result in, among other things, civil and criminal liability, negative publicity, damage to Adicet’s reputation, and liability under contractual provisions. In addition, compliance with such laws may require increased costs to Adicet or may dictate that Adicet not offer certain types of services in the future.

If product liability lawsuits are brought against Adicet, Adicet may incur substantial liabilities and may be required to limit commercialization of Adicet’s product candidates.

Adicet faces an inherent risk of product liability as a result of the future clinical testing of Adicet’s product candidates and will face an even greater risk if Adicet commercializes any products. For example, Adicet may be sued if Adicet’s product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If Adicet cannot successfully defend themselves against product liability claims, Adicet may incur substantial liabilities or be required to limit commercialization of Adicet’s product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for Adicet’s product candidates;

•	injury to Adicet’s reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and Adicet’s resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and Adicet’s capital resources; and

•	the inability to commercialize any product candidate.

Adicet’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products Adicet develop, alone or with corporate collaborators. Adicet’s insurance policies may also have various exclusions, and Adicet may be subject to a product liability claim for which Adicet has no coverage. Assuming Adicet obtains clinical trial insurance for its clinical trials, Adicet may have to pay amounts awarded by a court or negotiated in a settlement that exceed Adicet’s coverage limitations or that are not covered by its insurance, and Adicet may not have, or be able to obtain, sufficient capital to pay such amounts. Even if Adicet’s agreements with any future corporate collaborators entitle it to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Unstable market and economic conditions may have serious adverse consequences on Adicet’s business, financial condition and stock price.

The global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. Adicet believes that the state of global economic conditions are particularly volatile and uncertain, not only in light of the COVID-19 pandemic and the potential global recession resulting therefrom, but also due to recent and expected shifts in political, legislative and regulatory conditions concerning, among other matters, international trade and taxation, and that an uneven recovery or a renewed global downturn may negatively impact Adicet’s ability to conduct clinical trials on the scale and timelines anticipated. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Adicet’s general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make obtaining any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Adicet’s growth strategy, financial performance and stock price and could require Adicet to delay or abandon clinical development plans. In addition, there is a risk that one or more of Adicet’s current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect Adicet’s ability to attain Adicet’s operating goals on schedule and on budget. To the extent that Adicet’s profitability and strategies are negatively affected by downturns or volatility in general economic conditions, Adicet’s business and results of operations may be materially adversely affected.

Legal, regulatory, political and economic uncertainty surrounding the exit of the U.K. from the European Union may be a source of instability in international markets, create significant currency fluctuations, adversely affect operations in the U.K. and pose additional risks to Adicet’s business.

Following the result of a referendum in 2016, the U.K. left the EU on January 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the U.K. and the EU, the U.K. will be subject to a transition period until December 31, 2020 (Transition Period), during which EU rules will continue to apply. Negotiations between the U.K. and the EU are expected to continue in relation to the customs and trading relationship between the U.K. and the EU following the expiry of the Transition Period. Such a withdrawal from the EU is unprecedented, and it is unclear how the U.K’s access to the European single market for goods, capital, services and labor within the EU, or single market, and the wider commercial, legal and regulatory environment, will impact its business.

The uncertainty concerning the U.K’s legal, regulatory, political and economic relationship with the EU after the Transition Period may be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise). It could also lead to a period of considerable uncertainty in relation to the regulatory process for drug development and approval in Europe, and make it more costly or difficult to advance Adicet’s product candidates in the EU and U.K.

Adicet’s ability to use net operating losses and research and development credits to offset future taxable income may be subject to certain limitations as a result of the merger.

As of December 31, 2019, Adicet had federal net operating loss carryforwards of $39.0 million, all of which can be carried forward indefinitely. As of December 31, 2019, Adicet had state net operating loss carryforwards of $4.9 million, which begin to expire in various amounts in 2035. A portion of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses or tax credits, or NOLs or credits, to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Adicet has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. In addition, the merger, if consummated, may constitute an ownership change under Sections 382 and 383 of the Code. Adicet’s NOLs or credits may also be impaired under state law. Accordingly, Adicet may not be able to utilize a material portion of Adicet’s NOLs or credits.

The ability of the combined company to utilize Adicet’s NOLs or credits following the merger is conditioned upon the combined company attaining profitability and generating U.S. federal and state taxable income. As described above under the sections entitled “Risk Factors—Risk Factors-Risks Related to resTORbio’s Financial Position and Need for Capital” and “Risk Factors—Risks Related to Adicet’s Business and Industry” on pages 36 and 100, respectively, of this proxy statement/prospectus/information statement, each of resTORbio and Adicet has incurred significant net losses since inception and it is anticipated that each will continue to incur significant losses for the foreseeable future; and therefore, resTORbio does not know whether or when the combined company will generate the U.S. federal or state taxable income necessary to utilize Adicet’s NOL or credit carryforwards that may be or may become subject to limitation by Sections 382 and 383 of the Code.

Raising funds through lending arrangements may restrict Adicet’s operations or produce other adverse results.

On April 28, 2020, Adicet entered into a Loan and Security Agreement with Pacific Western Bank for a term loan not exceeding $12.0 million (as amended, referred to as the “Loan Agreement”) to finance leasehold improvements for its new corporate headquarters in Redwood City, California and other purposes permitted under the Loan Agreement, with an interest rate equal to the greater of 0.25% above the Prime Rate (as defined in the Loan Agreement) or 5.00%. The Loan Agreement granted to Pacific Western Bank a security interest on substantially all of Adicet’s assets other than intellectual property to secure the performance of Adicet’s obligations under the Loan Agreement, and contains a variety of affirmative and negative covenants, including required financial reporting, limitations on certain dispositions of assets or distributions, limitations on the incurrence of additional debt or liens and other customary requirements.

In connection with the entrance into the Loan Agreement, Adicet issued Pacific Western Bank a warrant to purchase shares of its Series B redeemable convertible preferred stock (described below) at an exercise price of $1.4034 per share (referred to as the “Existing PacWest Warrant”) which was later assigned to an affiliate of Pacific Western Bank. The Existing PacWest Warrant is initially exercisable for 42,753 shares of Adicet’s Series B redeemable convertible preferred stock and shall be exercisable for an additional number of shares of its Series B redeemable convertible preferred stock equal to 1.00% of the aggregate original principal amount of all term loans made pursuant to the Loan Agreement (up to an aggregate maximum of 128,259 shares). Pursuant to the terms of the Existing PacWest Warrant and the merger agreement, at the effective time of the merger, resTORbio will issue a new warrant to the holder of the Existing PacWest Warrant (referred to as the “New PacWest Warrant”) which will replace the Existing PacWest Warrant. The New PacWest Warrant will be exercisable solely for shares of resTORbio common stock and the number of shares of resTORbio common stock subject to the warrant shall be determined by multiplying (x) the number of shares of Adicet capital stock that were subject to the Existing PacWest Warrant (on an as-converted basis with respect to shares of Adicet preferred stock), as in effect immediately prior to the effective time of the merger, by (y) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of resTORbio common stock. The per share exercise price for the resTORbio common stock issuable upon exercise of the New PacWest Warrant shall be determined by dividing (x) the exercise price per share of Adicet capital stock subject to the Existing PacWest Warrant (on an asconverted basis), as in effect immediately prior to the effective time of the merger, by (y) the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise set forth in the Existing PacWest Warrant shall continue in full force and effect in the New PacWest Warrant and the term, exercisability, vesting schedule and other provisions of the Existing PacWest warrant shall otherwise remain unchanged in the New PacWest Warrant.

Adicet’s failure to comply with the covenants in the Loan Agreement, the occurrence of a material impairment in its operations, business or financial condition, its ability to repay the loan, or in the value, perfection or priority of Pacific Western Bank’s lien on Adicet’s assets, as determined by Pacific Western Bank, or the occurrence of certain other specified events could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of its debt, potential foreclosure on its assets and other adverse results. Additionally, Adicet is bound by certain negative covenants setting forth actions that are not permitted to be taken during the term of the Loan Agreement without consent of Pacific Western Bank, including, without limitation, incurring certain additional indebtedness, making certain asset dispositions or distributions, entering into certain mergers, acquisitions or other business combination transactions or incurring any non-permitted lien or other encumbrance on its assets. Pursuant to the terms of the Loan Agreement, Pacific Western Bank has consented in principle to the consummation of the merger as a Permitted Transaction (as defined in the Loan Agreement) subject to certain conditions, including: (i) that the merger is consummated in accordance with the merger agreement (unless otherwise approved by Pacific Western Bank in writing), (ii) Adicet providing copies of all material transaction documents to Pacific Western Bank, (iii) Adicet providing any diligence materials reasonably requested by Pacific Western Bank, (iv) resTORbio entering into a secured guaranty agreement in form and substance satisfactory to Pacific Western Bank and granting Pacific Western Bank a security interest in substantially all of its assets other than its intellectual property and (v) resTORbio issuing the New PacWest Warrant to the holder of the Existing PacWest Warrant pursuant to the terms of the merger agreement and the Existing PacWest Warrant. The foregoing prohibitions and constraints on its operations could result in Adicet’s inability to: (a) acquire promising intellectual property or other assets on desired timelines or terms; (b) reduce costs by disposing of assets or business segments no longer deemed advantageous to retain; (c) stimulate further corporate growth or development through the assumption of additional debt; or (d) enter into other arrangements that necessitate the imposition of a lien on corporate assets. Moreover, if the conditions set forth in the consent provided by Pacific Western Bank are not satisfied, Adicet would effectively need to terminate the Loan Agreement and repay any outstanding loan funds or refinance the facility with another lender. As of the date of this proxy statement/prospectus/information statement, no amounts have been drawn under the Loan Agreement.

Adicet’s internal computer systems, or those used by Adicet’s CROs or other contractors or consultants, may fail or suffer security breaches.

Adicet’s internal computer systems and the systems of Adicet’s CROs, contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. Additionally, as a result of the ongoing COVID-19 pandemic, Adicet has transitioned certain of its workforce to a remote working model. As Adicet’s employees and Adicet’s business partners’ employees work from home and access Adicet’s systems remotely, Adicet may be subject to heightened security and privacy risks, including the risks of cyberattacks and privacy incidents. While Adicet has not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in Adicet’s operations, it could result in a material disruption of Adicet’s development programs and Adicet’s business operations. For example, the loss of clinical trial data from future clinical trials could result in delays in Adicet’s regulatory approval efforts and significantly increase Adicet’s costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Adicet’s data or applications, or inappropriate disclosure of confidential or proprietary information, Adicet could incur liability and the further development and commercialization of Adicet’s product candidates could be delayed.

Adicet may not realize the benefits of acquired assets or other strategic transactions.

Adicet actively evaluates various strategic transactions on an ongoing basis. Adicet may acquire other businesses, products or technologies as well as pursue joint ventures or investments in complementary businesses. The success of Adicet’s strategic transactions, and any future strategic transactions depends on the risks and uncertainties involved including:

•	unanticipated liabilities related to acquired companies or joint ventures;

•	difficulties integrating acquired personnel, technologies and operations into Adicet’s existing business;

•	retention of key employees;

•	diversion of management time and focus from operating its business to management of strategic alliances or joint ventures or acquisition integration challenges;

•	increases in Adicet’s expenses and reductions in Adicet’s cash available for operations and other uses;

•	disruption in Adicet’s relationships with collaborators or suppliers as a result of such a transaction; and

•	possible write-offs or impairment charges relating to acquired businesses or joint ventures.

If any of these risks or uncertainties occur, Adicet may not realize the anticipated benefit of any acquisition or strategic transaction. Additionally, foreign acquisitions and joint ventures are subject to additional risks, including those related to integration of operations across different cultures and languages, currency risks, potentially adverse tax consequences of overseas operations and the particular economic, political and regulatory risks associated with specific countries.

Future acquisitions or dispositions could result in potentially dilutive issuances of Adicet’s equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could have a material adverse effect on Adicet’s financial condition.

Adicet has identified material weaknesses in its internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could harm its business and negatively impact the value of its common stock.

Adicet has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Adicet’s annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the audit of Adicet’s financial statements as of and for the years ended December 31, 2019 and 2018, Adicet identified material weaknesses in its internal control over financial reporting. The material weaknesses Adicet identified were as follows: (i) Adicet did not design or maintain an effective control environment commensurate with its financial reporting requirements due to lack of a sufficient number of accounting professionals with the appropriate level of experience and training; (ii) Adicet did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, and monitoring controls maintained at the corporate level were not at a sufficient level of precision to provide for the appropriate level of oversight of activities related to Adicet’s internal control over financial reporting; (iii) Adicet did not design and maintain effective controls over segregation of duties with respect to the preparation and review of account reconciliations as well as creating and posting manual journal entries; and (iv) Adicet did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions.

Additionally, each of the control deficiencies could result in a misstatement of Adicet’s accounts or disclosures that would result in a material misstatement of its annual or interim financial statements that would not be prevented or detected, and accordingly, Adicet determined that these control deficiencies constitute material weaknesses.

Risks Related to Adicet’s Reliance on Third Parties

If Adicet’s collaboration with Regeneron is terminated, or if Regeneron materially breaches its obligations thereunder, Adicet’s business, prospects, operating results, and financial condition would be materially harmed.

Adicet’s financial performance may be significantly affected by its Regeneron collaboration that it has entered into to develop next-generation engineered immune-cell therapeutics with fully human chimeric antigen receptors (referred to as “CARs”) and T-cell receptors (referred to as “TCRs”) directed to disease-specific cell surface antigens in order to enable the precise engagement and killing of tumor cells. Under Adicet’s agreement with Regeneron, Regeneron provided Adicet with an upfront payment of $25 million and additional payments for research funding and Adicet will collaborate with Regeneron to identify and validate targets and develop a pipeline of engineered immune-cell therapeutics for selected targets. Regeneron has the option to obtain development and commercial rights for a certain number of the product candidates developed by the parties, subject to an option payment for each product candidate. If Regeneron exercises its option on a given product candidate, Adicet then has an option to participate in the development and commercialization for such product. If Adicet does not exercise its option, Adicet will be entitled to royalties on any future sales of such products by Regeneron. In addition to developing CARs and TCRs for use in novel immune-cell therapies as part of the collaboration, Regeneron will have the right to use these CARs and TCRs in its other antibody programs outside of the collaboration. Regeneron will also be entitled to royalties on any future sales of products developed and commercialized by Adicet under the agreement. If Regeneron were to terminate its collaboration agreement with

Adicet, Adicet may not have the resources or skills to replace those of its collaborator, which could require Adicet to seek additional funding or another collaboration that might not be available on favorable terms or at all, and could cause significant delays in development and/or commercialization efforts and result in substantial additional costs to Adicet. Termination of such collaboration agreement or the loss of rights provided to Adicet under such agreement may create substantial new and additional risks to the successful development and commercialization of its products and could materially harm its financial condition and operating results.

Regeneron may change its strategic focus or pursue alternative technologies in a manner that results in reduced, delayed or no revenue to Adicet under the agreement. Regeneron has a variety of marketed products and product candidates either by itself or under collaboration with other companies, including some of Adicet’s competitors, and the corporate objectives of Regeneron may not be consistent with Adicet’s best interests. Regeneron may change its position regarding its participation and funding of Adicet and Regeneron joint activities, which may impact Adicet’s ability to successfully pursue the program.

Adicet’s existing and future collaborations will be important to its business. If Adicet is unable to maintain any of these collaborations, or if these collaborations are not successful, its business could be adversely affected.

Adicet has entered, and plans to enter, into collaborations with other companies, including its collaboration agreement with Regeneron, that Adicet believes can provide it with additional capabilities beneficial to its business. The collaboration with Regeneron provides Adicet with important technologies, expertise and funding for Adicet’s programs and technology, and Adicet expects to receive additional technologies, expertise and funding under this and other collaborations in the future. Adicet’s existing therapeutic collaborations, and any future collaborations it enters into, may pose a number of risks, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply;

•	collaborators may not perform their obligations as expected;

•	collaborators may dispute the amounts of payments owed;

•

collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs or license arrangements based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as a strategic transaction that may divert resources or create competing priorities;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•

collaborators could develop independently, or with third parties, products that compete directly or indirectly with Adicet’s products and product candidates if the collaborators believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Adicet’s;

•

product candidates discovered in collaboration with Adicet may be viewed by its collaborators as competitive with its own product candidates or products, which may cause collaborators to cease to devote resources to the development or commercialization of its product candidates;

•	collaborators may dispute ownership or rights in jointly developed technologies or intellectual property;

•	collaborators may fail to comply with applicable legal and regulatory requirements regarding the development, manufacture, sale, distribution or marketing of a product candidate or product;

•

collaborators with sales, marketing, manufacturing and distribution rights to one or more of Adicet’s product candidates that achieve regulatory approval may not commit sufficient resources to the sale, marketing, manufacturing and distribution of such product or products;

•

disagreements with collaborators, including disagreements over proprietary rights, contract interpretation, payment obligations or the preferred course of discovery, development, sales or marketing, might cause delays or terminations of the research, development or commercialization of product candidates, might lead to additional and burdensome responsibilities for Adicet with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•

collaborators may not properly maintain or defend their or Adicet’s relevant intellectual property rights or may use Adicet’s proprietary information in such a way as to invite litigation that could jeopardize or invalidate Adicet’s intellectual property or proprietary information or expose Adicet to potential litigation and liability;

•	collaborators may infringe the intellectual property rights of third parties, which may expose Adicet to litigation and potential liability;

•

if a collaborator of Adicet’s is involved in a business combination or cessation, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by Adicet; and

•

collaborations may be terminated by the collaborator, and, if terminated, Adicet could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates, or potentially lose access to the collaborator’s intellectual property.

If Adicet’s therapeutic collaborations do not result in the successful discovery, development and commercialization of products or if one of its collaborators terminates its agreement with Adicet, it may not receive any future research funding or milestone or royalty payments under the collaboration. If Adicet does not receive the funding it expects under these agreements, its development and commercialization of its technology and product candidates could be delayed and Adicet may need additional resources to develop product candidates and its technology. All of the risks relating to product discovery, development, regulatory approval and commercialization described in these risk factors also apply to the activities of Adicet’s therapeutic collaborators.

In addition to the Regeneron collaboration described above, for some of Adicet’s programs, it may in the future determine to collaborate with pharmaceutical and biotechnology companies for discovery, development and potential commercialization of therapeutic products. Adicet faces significant competition in seeking appropriate collaborators because, for example, third-parties also have rights to allogeneic T-cell technologies. For example, in April 2020, Johnson & Johnson entered into a collaboration agreement with Fate Therapeutics, a company that is also using allogeneic T-cell technologies, for up to four CAR NK and CAR-T cell therapies. Adicet’s ability to reach a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If Adicet is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, it may have to curtail discovery efforts or the development of a product candidate, reduce or delay its development program or one or more of its other development programs, delay its potential manufacture or commercialization, or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its expense. If Adicet elects to fund and undertake discovery, development, manufacturing or commercialization activities on its own, it may need to obtain additional expertise and additional capital, which may not be available to it on acceptable terms or at all. If Adicet fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary discovery, development, manufacturing and commercialization activities, it may not be able to further develop its product candidates, manufacture the product candidates, bring them to market or continue to develop its technology and Adicet’s business may be materially and adversely affected.

Adicet is subject to certain exclusivity obligations under its agreement with Regeneron.

During the five year period following the effective date of the Regeneron agreement, with certain limited exceptions, Adicet may not directly or indirectly research, develop, manufacture or commercialize a gamma delta immune cell therapeutic (referred to as an “ICP”), or grant a license to do the foregoing, except pursuant to the terms of the Regeneron agreement. Both parties also have obligations not to research, develop, manufacture or commercialize an ICP with the same target as one being developed under a research program or commercialized by a party (and royalty bearing under the agreement), for so long as such activities are occurring. These exclusivity obligations are limited to engineered gamma delta immune cells to targets reasonably considered to have therapeutic relevance in oncology. If Adicet’s collaboration with Regeneron is not successful, including any failure caused by the risks listed in the preceding paragraphs, and the agreement and research programs are not terminated, Adicet may not be able to enter into collaborations with other companies with respect to ICP’s and its business could be adversely affected.

As a result, Adicet’s ability to advance any gamma delta immune cell therapeutics outside of the scope of the research plan agreed on with Regeneron is limited through July 29, 2021. Adicet may have to forego business opportunities, and will also be limited in the gamma delta immune cell therapeutics it can advance on its own. The restrictions on internal development may also prevent Adicet from, outside of the scope of research conducted with Regeneron, improving its own technologies relating to gamma delta immune cells. These limitations could lead to delays in Adicet’s ability to discover and develop gamma delta immune cell therapeutics for targets not covered by the collaboration with Regeneron and loss of opportunities to obtain additional research funding and advance its own technologies separately from the Regeneron collaboration. If Adicet is delayed in its ability to advance its technologies, its business could be harmed.

Adicet relies and will continue to rely on third parties to conduct Adicet’s clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Adicet may not be able to obtain regulatory approval of or commercialize Adicet’s product candidates.

Adicet depends and will continue to depend upon independent investigators and collaborators, such as universities, medical institutions, CROs and strategic partners to conduct Adicet’s preclinical and clinical trials under agreements with Adicet.

Adicet negotiates budgets and contracts with CROs and study sites, which may result in delays to Adicet’s development timelines and increased costs. Adicet will rely heavily on these third parties over the course of Adicet’s clinical trials, and Adicet controls only certain aspects of their activities. Nevertheless, Adicet is responsible for ensuring that each of its studies is conducted in accordance with applicable protocol, legal, regulatory and scientific standards, and its reliance on third parties does not relieve Adicet of its regulatory responsibilities. Adicet and these third parties are required to comply with GCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If Adicet or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in Adicet’s clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Adicet to perform additional clinical trials before approving Adicet’s marketing applications. Adicet cannot assure you that, upon inspection, such regulatory authorities will determine that any of Adicet’s clinical trials comply with the GCP regulations. In addition, Adicet’s clinical trials must be conducted with biologic product produced under cGMPs and will require a large number of test patients. Adicet’s failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require Adicet to repeat clinical trials, which would delay the regulatory approval process. Moreover, Adicet’s business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting Adicet’s clinical trials are and will not be Adicet’s employees and, except for remedies available to Adicet under its agreements with such third parties, Adicet cannot control whether or not they devote sufficient time and resources to Adicet’s ongoing preclinical, clinical and nonclinical programs. These third parties may also have relationships with other commercial entities, including Adicet’s competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance on Adicet’s behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Adicet’s clinical protocols or regulatory requirements or for other reasons, Adicet’s clinical trials may be extended, delayed or terminated and Adicet may not be able to complete development of, obtain regulatory approval of or successfully commercialize Adicet’s product candidates. As a result, Adicet’s financial results and the commercial prospects for Adicet’s product candidates would be harmed, Adicet’s costs could increase and Adicet’s ability to generate revenue could be delayed.

If any of Adicet’s relationships with trial sites, or any CRO that Adicet may use in the future, terminates, Adicet may not be able to enter into arrangements with alternative trial sites or CROs or do so on commercially reasonable terms. Switching or adding third parties to conduct Adicet’s clinical trials will involve substantial cost and require extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact Adicet’s ability to meet its desired clinical development timelines.

Adicet may rely on third parties to manufacture Adicet’s clinical product supplies, and Adicet may have to rely on third parties to produce and process Adicet’s product candidates, if approved.

Adicet must currently rely on outside vendors to manufacture supplies and process Adicet’s product candidates. Adicet has not yet caused its product candidates to be manufactured or processed on a commercial scale and may not be able to achieve manufacturing and processing and may be unable to create an inventory of mass-produced, off-the-shelf product to satisfy demands for any of Adicet’s product candidates.

Adicet does not yet have sufficient information to reliably estimate the cost of the commercial manufacturing and processing of Adicet’s product candidates, and the actual cost to manufacture and process Adicet’s product candidates could materially and adversely affect the commercial viability of its product candidates. As a result, Adicet may never be able to develop a commercially viable product.

In addition, Adicet anticipates reliance on a limited number of third-party manufacturers exposes it to the following risks:

•

Adicet may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA may have questions regarding any replacement contractor. This may require new testing and regulatory interactions. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of Adicet’s products after receipt of FDA questions, if any.

•

Adicet’s third-party manufacturers might be unable to timely formulate and manufacture Adicet’s product or produce the quantity and quality required to meet Adicet’s clinical and commercial needs, if any.

•	Contract manufacturers may not be able to execute Adicet’s manufacturing procedures appropriately.

•

Adicet’s future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply Adicet’s clinical trials or to successfully produce, store and distribute Adicet’s products.

•

Manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards. Adicet does not have control over third-party manufacturers’ compliance with these regulations and standards.

•	Adicet may not own, or may have to share, the intellectual property rights to any improvements made by Adicet’s third-party manufacturers in the manufacturing process for Adicet’s products.

•	Adicet’s third-party manufacturers could breach or terminate their agreement(s) with Adicet.

Adicet’s contract manufacturers would also be subject to the same risks Adicet faces in developing its own manufacturing capabilities, as described above. Each of these risks could delay Adicet’s clinical trials, the approval, if any, of Adicet’s product candidates by the FDA or the commercialization of Adicet’s product candidates or result in higher costs or deprive Adicet of potential product revenue. In addition, Adicet will rely on third parties to perform release tests on Adicet’s product candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm.

Cell-based therapies rely on the availability of specialty raw materials, which may not be available to Adicet on acceptable terms or at all.

Adicet’s product candidates require many specialty raw materials, including viral vectors that deliver the targeting moiety (CAR) and other genes to the product candidate. Adicet currently manufactures through contract manufacturers, some of which are manufactured by companies with limited resources and experience to support a commercial product, and the suppliers may not be able to deliver raw materials to Adicet’s specifications. In addition, those suppliers normally support blood-based hospital businesses and generally do not have the capacity to support commercial products manufactured under cGMP by biopharmaceutical firms. The suppliers may be ill-equipped to support Adicet’s needs, especially in non-routine circumstances like an FDA inspection or medical crisis, such as widespread contamination. Adicet also does not have contracts with many of these suppliers, and Adicet may not be able to contract with them on acceptable terms or at all. Accordingly, Adicet may experience delays in receiving key raw materials to support clinical or commercial manufacturing.

In addition, some raw materials utilized in the manufacture of Adicet’s candidates are currently available from a single supplier, or a small number of suppliers. Adicet cannot be sure that these suppliers will remain in business or that they will not be purchased by one of Adicet’s competitors or another company that is not interested in continuing to produce these materials for Adicet’s intended purpose. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and Adicet may experience delays in meeting demand in the event Adicet must switch to a new supplier. The time and effort to qualify a new supplier could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact Adicet’s operating results. Further, Adicet may be unable to enter into agreements with a new supplier on commercially reasonable terms, which could have a material adverse impact on Adicet’s business.

If Adicet or Adicet’s third-party suppliers use hazardous, non-hazardous, biological or other materials in a manner that causes injury or violates applicable law, Adicet may be liable for damages.

Adicet’s research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials. Adicet and its suppliers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although Adicet believes that its and its suppliers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, Adicet and its suppliers cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, Adicet may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt Adicet’s business operations. In the event of an accident, Adicet could be held liable for damages or penalized with fines, and the liability could exceed Adicet’s resources. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair Adicet’s research, development and production efforts, which could harm Adicet’s business, prospects, financial condition or results of operations.

Risks Related to Government Regulation

The FDA regulatory approval process is lengthy and time-consuming, and Adicet may experience significant delays in the clinical development and regulatory approval of Adicet’s product candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in the United States. Adicet is not permitted to market any biological drug product in the United States until it receives approval of a biologics license application (referred to as a “BLA”) from the FDA. Adicet has not previously submitted a BLA to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and sufficient supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing and controls for the product.

Adicet expects the novel nature of Adicet’s product candidates to create further challenges in obtaining regulatory approval. For example, the FDA has limited experience with commercial development of allogeneic T cell therapies for cancer. Adicet may also request regulatory approval of future product candidates by target, regardless of cancer type or origin, which the FDA may have difficulty accepting if Adicet’s clinical trials only involved cancers of certain origins. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on Adicet’s ability to obtain licensure of the product candidates based on the completed clinical trials, as the FDA often adheres to the Advisory Committee’s recommendations. Accordingly, the regulatory approval pathway for Adicet’s product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained.

Adicet may also experience delays in obtaining regulatory approvals, including but not limited to:

•	obtaining regulatory authorization to begin a trial, if applicable;

•	redesigning its study protocols and need to conduct additional studies as may be required by a regulator;

•

governmental or regulatory delays and changes in regulation or policy relating to the development and commercialization of its product candidate by the FDA or other comparable foreign regulatory authorities;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, and other comparable foreign regulatory authorities;

•	the availability of financial resources to commence and complete the planned trials;

•	negotiating the terms of any collaboration agreements Adicet may choose to initiate or conclude;

•

reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	failure of third-party contractors, such as CROs, or investigators to comply with regulatory requirements, including good clinical practice standards (GCPs);

•	clinical sites deviating from trial protocol or dropping out of a trial;

•

delay or failure in obtaining the necessary approvals from regulators or institutional review boards, or IRBs, in order to commence a clinical trial at a prospective trial site, or their suspension or termination of a clinical trial once commenced;

•	Inability to recruit and enroll suitable patients to participate in a trial;

•

having patients complete a trial, including having patients enrolled in clinical trials dropping out of the trial before the product candidate is manufactured and returned to the site, or return for post-treatment follow-up;

•	difficulty in having patients complete a trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	addressing any patient safety concerns that arise during the course of a trial;

•	inability to add new clinical trial sites; or

•	varying interpretations of the data generated from its preclinical or clinical trials;

•	the cost of defending intellectual property disputes, including patent infringement actions brought by third parties;

•	the effect of competing technological and market developments;

•	the cost and timing of establishing, expanding and scaling manufacturing capabilities;

•

inability to manufacture, or obtain from third parties, sufficient quantities of qualified materials under Current Good Manufacturing Practice standards (cGMPs), for the completion in pre-clinical and clinical studies;

•	problems with biopharmaceutical product candidate storage, stability and distribution resulting in global supply chain disruptions;

•

the cost of establishing sales, marketing and distribution capabilities for any product candidate for which Adicet may receive regulatory approval in regions where Adicet chooses to commercialize its products on its own; or

•

potential unforeseen business disruptions or market fluctuations that delay its product development or clinical trials and increase its costs or expenses, such as business or operational disruptions, delays, or system failures due to malware, unauthorized access, terrorism, war, natural disasters, strikes, geopolitical conflicts, restrictions on trade, import or export restrictions, or public health crises, such as the current COVID-19 pandemic.

Adicet could also encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of Adicet’s product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by Adicet, the IRBs for the institutions in which such trials are being conducted or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Adicet clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or based on a recommendation by the Data Safety Monitoring Committee. If Adicet experiences termination of, or delays in the completion of, any clinical trial of Adicet’s product candidates, the commercial prospects for Adicet’s product candidates will be harmed, and Adicet’s ability to generate product revenue will be delayed. In addition, any delays in completing Adicet’s clinical trials will increase Adicet’s costs, slow down Adicet’s product development and approval process and jeopardize Adicet’s ability to commence product sales and generate revenue.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may ultimately lead to the denial of regulatory approval of Adicet’s product candidates.

Adicet expects the product candidates it develops will be regulated as biological products, or biologics, and therefore they may be subject to competition sooner than anticipated.

The Biologics Price Competition and Innovation Act of 2009 (referred to as “BPCIA”) was enacted as part of the Affordable Care Act to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for Adicet biological products.

Adicet believes that any of the product candidates Adicet develops that are approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

The regulatory landscape that will govern Adicet’s product candidates is uncertain; regulations relating to more established cell therapy products are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of Adicet’s product candidates or unexpected costs in obtaining regulatory approval.

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

Because Adicet is developing novel allogeneic cell immunotherapy product candidates, the regulatory requirements that Adicet will be subject to are not entirely clear. Even with respect to more established products that fit into the category of cell therapies, the regulatory landscape is still developing. For example, regulatory requirements governing cell therapy products have changed frequently and may continue to change in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing cell therapy products.

Complex regulatory environments exist in other jurisdictions in which Adicet might consider seeking regulatory approvals for Adicet’s product candidates, further complicating the regulatory landscape. For example, in the EU a special committee called the Committee for Advanced Therapies (referred to as “CAT”) was established within the EMA in accordance with Regulation (EC) No 1394/2007 on advanced-therapy medicinal products (referred to as “ATMPs”) to assess the quality, safety and efficacy of ATMPs, and to follow scientific developments in the field. ATMPs include somatic cell therapy products and tissue engineered products. These various regulatory review committees and advisory groups and new or revised guidelines that they promulgate from time to time may lengthen the regulatory review process, require Adicet to perform additional studies, increase Adicet’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of Adicet’s product candidates or lead to significant post-approval limitations or restrictions. Because the regulatory landscape for Adicet’s gamma delta CAR-T cell product candidates are new, Adicet may face even more cumbersome and complex regulations than those emerging for cell therapy products. Furthermore, even if Adicet’s product candidates obtain required regulatory approvals, such approvals may later be withdrawn as a result of changes in regulations or the interpretation of regulations by applicable regulatory agencies.

Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease Adicet’s ability to generate sufficient product revenue to maintain Adicet’s business.

The FDA may disagree with Adicet’s regulatory plan and Adicet may fail to obtain regulatory approval of Adicet’s product candidates.

The general approach for FDA approval of a new biologic or drug is for the sponsor to provide dispositive data from two well-controlled, Phase 3 clinical studies of the relevant biologic or drug in the relevant patient population. Phase 3 clinical studies typically involve hundreds of patients, have significant costs and take years to complete. Adicet expects registrational trials for ADI-001 and ADI-002 to be designed to evaluate the efficacy of the product candidate in an open-label, non-comparative, two-stage, pivotal, multicenter, single-arm clinical trial in patients who have exhausted available treatment options. If the results are sufficiently compelling, Adicet intends to discuss with the FDA submission of a BLA for the relevant product candidate. However, Adicet does not have any agreement or guidance from the FDA that its regulatory development plans will be sufficient for submission of a BLA. In addition, the FDA may only allow Adicet to evaluate patients that have failed or who are ineligible for autologous therapy, which are extremely difficult patients to treat and patients with advanced and aggressive cancer, and Adicet’s product candidates may fail to improve outcomes for such patients.

Given the molecular similarities between ADI-001 and ADI-002, Adicet may have additional difficulties progressing any clinical trial of ADI-002, if emerging data from future clinical trials of ADI-001 have safety or other issues.

The FDA may grant accelerated approval for Adicet’s product candidates and, as a condition for accelerated approval, the FDA may require a sponsor of a drug or biologic receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug or biologic may be subject to withdrawal procedures by the FDA that are more accelerated than those available for regular approvals. In addition, the standard of care may change with the approval of new products in the same indications that Adicet is studying. This may result in the FDA or other regulatory agencies requesting additional studies to show that Adicet’s product candidate are superior to the new products.

Adicet’s clinical trial results may also not support approval. In addition, Adicet’s product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Adicet’s clinical trials;

•

Adicet may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that Adicet’s product candidates are safe and effective for any of their proposed indications;

•

the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval, including due to the heterogeneity of patient populations;

•	Adicet may be unable to demonstrate that Adicet’s product candidates’ clinical and other benefits outweigh their safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with Adicet’s interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of Adicet’s product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a BLA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•	the FDA or comparable foreign regulatory authorities will inspect Adicet’s commercial manufacturing facility and may not approve Adicet’s facility; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Adicet’s clinical data insufficient for approval.

Adicet may seek orphan drug designation for some or all of Adicet’s product candidates across various indications, but Adicet may be unable to obtain such designations or to maintain the benefits associated with orphan drug designation, including market exclusivity, which may cause Adicet’s revenue, if any, to be reduced.

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. In order to obtain orphan drug designation, the request must be made before submitting a BLA. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval of that particular product for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same biologic (meaning, a product with the same principal molecular structural features) for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. As a result, even if one of Adicet’s product candidates receives orphan exclusivity, the FDA can still approve other biologics that do not have the same principal molecular structural features for use in treating the same indication or disease or the same biologic for a different indication or disease during the exclusivity period. Furthermore, the FDA can waive orphan exclusivity if Adicet is unable to manufacture sufficient supply of Adicet’s product or if a subsequent applicant demonstrates clinical superiority over Adicet’s products.

Adicet may seek orphan drug designation for some or all of Adicet’s product candidates in specific orphan indications in which there is a medically plausible basis for the use of these products. Even if Adicet obtains orphan drug designation, exclusive marketing rights in the United States may be limited if Adicet seeks approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if Adicet is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition, or if a subsequent applicant demonstrates clinical superiority over Adicet’s products, if approved. In addition, although Adicet may seek orphan drug designation for other product candidates, Adicet may never receive such designations.

Regenerative Medicine Advanced Therapy designation, even if granted for any of Adicet’s product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that its product candidates will receive marketing approval.

Adicet may seek Regenerative Medicine Advanced Therapy (referred to as “RMAT”) designation for one or more of its product candidates. In 2017, the FDA established the RMAT designation to expedite review of a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition and for which preliminary clinical evidence indicates that the potential to address unmet medical needs for such a disease or condition. RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate, and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites. There is no assurance that Adicet will be able to obtain RMAT designation for any of its product candidates. RMAT designation does not change the FDA’s standards for product approval, and there is no assurance that such designation will result in expedited review or approval or that the approved indication will not be narrower than the indication covered by the designation. Additionally, RMAT designation can be revoked if the criteria for eligibility cease to be met as clinical data emerges.

Positive results from early preclinical studies and clinical trials are not necessarily predictive of the results of any future clinical trials of its product candidate. If Adicet cannot replicate the positive results from its earlier preclinical studies and clinical trials of its product candidate in its future clinical trials, Adicet may be unable to successfully develop, obtain regulatory approval for and commercialize its product candidate.

Any positive results from Adicet’s preclinical studies and future clinical trials of Adicet’s product candidate may not necessarily be predictive of the results from required later clinical trials. Similarly, even if Adicet is able to complete its planned preclinical studies or any future clinical trials according to its current development timeline, the positive results from such preclinical studies and clinical trials may not be replicated in subsequent preclinical studies or clinical trial results.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and Adicet cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway, or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidate performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or similar regulatory approval.

Obtaining and maintaining regulatory approval of Adicet’s product candidates in one jurisdiction does not mean that Adicet will be successful in obtaining regulatory approval of Adicet’s product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of Adicet’s product candidates in one jurisdiction does not guarantee that Adicet will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Adicet intends to charge for Adicet’s products is also subject to approval.

Adicet may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which Adicet must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Adicet and could delay or prevent the introduction of Adicet’s products in certain countries. If Adicet fails to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, Adicet’s target market will be reduced and Adicet’s ability to realize the full market potential of Adicet’s product candidates will be harmed.

Even if Adicet receives regulatory approval of Adicet’s product candidates, Adicet will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and Adicet may be subject to penalties if Adicet fails to comply with regulatory requirements or experience unanticipated problems with Adicet’s product candidates.

Any regulatory approvals that Adicet receives for Adicet’s product candidates will require post-market surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a risk evaluation and mitigation strategy, or REMS, in order to approve Adicet’s product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves Adicet’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for Adicet’s product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and cGCPs for any clinical trials that Adicet conducts post-approval. As such, Adicet and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any BLA, other marketing application and previous responses to inspectional observations. Accordingly, Adicet and others with whom Adicet’s work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. In addition, the FDA could require Adicet to conduct another study to obtain additional safety or biomarker information.

Further, Adicet will be required to comply with FDA promotion and advertising rules, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet and social media. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label may be subject to significant liability. However, physicians may, in their independent medical judgment, prescribe legally available products for off-label uses. The FDA does not regulate the behavior of physicians in their choice of treatments but the FDA does restrict manufacturer’s communications on the subject of off-label use of their products. Later discovery of previously unknown problems with Adicet’s product candidates, including adverse events of unanticipated severity or frequency, or with Adicet’s third-party suppliers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of Adicet’s product candidates, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by Adicet or suspension or revocation of license approvals;

•	product seizure or detention, or refusal to permit the import or export of Adicet’s product candidates; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Adicet’s product candidates. Adicet cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. President’s administration may impact Adicet’s business and industry. Namely, the current U.S. President’s administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these orders will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on FDA’s ability to engage in oversight and implementation activities in the normal course, Adicet’s business may be negatively impacted. If Adicet is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Adicet is not able to maintain regulatory compliance, Adicet may lose any marketing approval that Adicet may have obtained and Adicet may not achieve or sustain profitability.

Even if Adicet obtains regulatory approval of Adicet’s product candidates, the products may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community, adversely affecting Adicet’s ability to achieve its commercial and financial projections.

The use of engineered gamma delta T cells as a potential cancer treatment is a recent development and may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. Adicet expects physicians in the large bone marrow transplant centers to be particularly important to the market acceptance of its products and Adicet may not be able to educate them on the benefits of using its product candidates for many reasons. Additional factors will influence whether Adicet’s product candidates are accepted in the market, including:

•	the clinical indications for which Adicet’s product candidates are approved;

•	physicians, hospitals, cancer treatment centers and patients considering Adicet’s product candidates as a safe and effective treatment;

•	the potential and perceived advantages of Adicet’s product candidates over alternative treatments;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	limitations or warnings contained in the labeling approved by the FDA;

•	the timing of market introduction of Adicet’s product candidates as well as competitive products;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement and pricing by third-party payors and government authorities;

•	the willingness of patients to pay out-of-pocket in the absence of coverage and adequate reimbursement by third-party payors and government authorities;

•	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

•	the effectiveness of Adicet’s sales and marketing efforts.

If Adicet’s product candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, Adicet will not be able to generate significant revenue. Even if Adicet’s products achieve market acceptance, Adicet may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than Adicet’s products, are more cost effective or render Adicet’s products obsolete.

Coverage and reimbursement may be limited or unavailable in certain market segments for Adicet’s product candidates, which could make it difficult for Adicet to sell its product candidates, if approved, profitably.

Successful sales of Adicet’s product candidates, if approved, depend on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, managed care organizations and commercial payors, among others. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which Adicet obtains regulatory approval. In addition, because Adicet’s product candidates represent new approaches to the treatment of cancer, Adicet cannot accurately estimate the potential revenue from Adicet’s product candidates.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Obtaining coverage and adequate reimbursement from third-party payors is critical to new product acceptance.

Third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement of a product from a government or other third-party payor is a time-consuming and costly process that could require Adicet to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of Adicet’s products. Even if Adicet obtains coverage for a given product, if the resulting reimbursement rates are insufficient, hospitals may not approve Adicet’s product for use in their facility or third-party payors may require co-payments that patients find unacceptably high. Patients are unlikely to use Adicet’s product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of Adicet’s product candidates. Separate reimbursement for the product itself may or may not be available. Instead, the hospital or administering physician may be reimbursed only for providing the treatment or procedure in which Adicet’s product is used. Further, from time to time, CMS revises the reimbursement systems used to reimburse health care providers, including the Medicare Physician Fee Schedule and Outpatient Prospective Payment System, which may result in reduced Medicare payments. In some cases, private third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payers, and reduce the willingness of physicians to use Adicet’s product candidates.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable Adicet to maintain price levels sufficient to realize an appropriate return on Adicet’s investment in product development. Because its product candidate may have a higher cost of goods than conventional therapies, and may require long-term follow-up evaluations, the risk that coverage and reimbursement rates may be inadequate for Adicet to achieve profitability may be greater. There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for its product candidate. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. Additional state and federal healthcare reform measures are expected to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for certain pharmaceutical products or additional pricing pressures. Specifically, there have been several U.S. Congressional inquiries and federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Adicet expects to experience pricing pressures in connection with the sale of any of its product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.

Adicet intends to seek approval to market Adicet’s product candidates in both the United States and in selected foreign jurisdictions. Increased efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for its product candidate. If Adicet obtains approval in one or more foreign jurisdictions for Adicet’s product candidates, Adicet will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in Europe, the pricing of biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. Some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which Adicet receives regulatory approval for commercial sale may suffer if government and other third-party payors fail to provide coverage and adequate reimbursement. Adicet expects downward pressure on pharmaceutical pricing to continue. Further, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Adicet receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

The advancement of healthcare reform may negatively impact Adicet’s ability to sell Adicet’s product candidates, if approved, profitably.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact Adicet’s ability to sell its product candidates, if approved, profitably. In particular, in 2010 the Affordable Care Act was enacted. The Affordable Care Act and its implementing regulations, among other things, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs and certain biologics, including Adicet’s product candidates, under the Medicaid drug rebate program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid drug rebate program, extended the Medicaid drug rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research. Additionally, the Affordable Care Act allowed states to implement expanded eligibility criteria for Medicaid programs, imposed a new Medicare Part D coverage gap discount program, expanded the entities eligible for discounts under the Public Health Service pharmaceutical pricing program and implemented a new Patient-Centered Outcomes Research Institute. Adicet is still unsure of the full impact that the Affordable Care Act will have on its business.

There remain legal and political challenges to certain aspects of the Affordable Care Act. Since January 2017, the U.S. President has signed two Executive Orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the Affordable Care Act. In December 2017, Congress repealed the tax penalty for an individual’s failure to maintain Affordable Care Act-mandated health insurance, commonly known as the “individual mandate”, as part of the Tax Cuts and Jobs Act of 2017 (Tax Act). In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the Affordable Care Act’s mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. The Bipartisan Budget Act of 2018 (BBA), among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. In December 2018, CMS published a final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. It is unclear how this decision, future decisions, subsequent appeals, and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act and Adicet’s business.

Further legislation or regulation could be passed that could harm Adicet’s business, financial condition and results of operations. Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2029, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent Adicet from being able to generate revenue, attain profitability, or commercialize its products. Such reforms could have an adverse effect on anticipated revenue from product candidates that Adicet may successfully develop and for which Adicet may obtain regulatory approval and may affect its overall financial condition and ability to develop product candidates.

In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and federal and state legislative activity designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient assistance programs, and reform government program reimbursement methodologies for drugs. At the federal level, the U.S. President’s administration’s budget proposal for fiscal year 2020 contains further drug price control measures that could be enacted during the budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the current U.S. President’s administration released a “Blueprint”, or plan, to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. HHS has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. While some of these and other measures may require additional authorization to become effective, Congress and the current U.S. President’s administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Adicet cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for Adicet’s product candidates, if it obtains regulatory approval;

•	Adicet’s ability to set a price that it believes is fair for its products;

•	Adicet’s ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that Adicet is required to pay; and

•	the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect Adicet’s future profitability.

Risks Related to Adicet Intellectual Property

Adicet depends on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm Adicet’s business.

Adicet is dependent on patents, know-how and proprietary technology, both its own and licensed from others. Adicet depends substantially on Adicet’s license agreements with Regeneron and Technion. These licenses may be terminated upon certain conditions. Any termination of these licenses could result in the loss of significant rights and could harm Adicet’s ability to commercialize its product candidates. To the extent these licensors fail to meet their obligations under their license agreements, which Adicet is not in control of, Adicet may lose the benefits of its license agreements with these licensors. In the future, Adicet may also enter into additional license agreements that are material to the development of Adicet’s product candidates.

Disputes may also arise between Adicet and its licensors regarding intellectual property subject to a license agreement, including those related to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which Adicet’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	Adicet’s right to sublicense patent and other rights to third parties under collaborative development relationships;

•

Adicet’s diligence obligations with respect to the use of the licensed technology in relation to Adicet’s development and commercialization of Adicet’s product candidates, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Adicet licensors and Adicet and Adicet partners.

If disputes over intellectual property that Adicet has licensed, or licenses in the future, prevent or impair Adicet’s ability to maintain its current licensing arrangements on acceptable terms, Adicet may be unable to successfully develop and commercialize the affected product candidates.

Adicet is generally also subject to all of the same risks with respect to protection of intellectual property that Adicet licenses, as Adicet is for intellectual property that it owns, which are described below. If Adicet or its licensors fails to adequately protect this intellectual property, Adicet’s ability to commercialize products could suffer.

If Adicet’s efforts to protect the proprietary nature of the intellectual property related to its technologies are not adequate, Adicet may not be able to compete effectively in its market.

Adicet relies upon a combination of patents, trade secret protection and license agreements to protect the intellectual property related to its technologies. Any disclosure to or misappropriation by third parties of Adicet’s confidential proprietary information could enable competitors to quickly duplicate or surpass Adicet’s technological achievements, thus eroding Adicet’s competitive position in its market.

Additional patent applications have been filed, and Adicet anticipates additional patent applications will be filed, both in the United States and in other countries, as appropriate. However, Adicet cannot predict:

•	if and when patents will issue;

•	the degree and range of protection any issued patents will afford Adicet against competitors including whether third parties will find ways to invalidate or otherwise circumvent Adicet’s patents;

•	whether or not others will obtain patents claiming aspects similar to those covered by Adicet’s patents and patent applications; or

•	whether Adicet will need to initiate litigation or administrative proceedings which may be costly whether Adicet wins or loses.

Composition of matter patents for biological and pharmaceutical products such as CAR-based product candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. Adicet cannot be certain that the claims in Adicet’s pending patent applications covering composition of matter of Adicet’s product candidates will be considered patentable by the United States Patent and Trademark Office (USPTO) or by patent offices in foreign countries, or that the claims in any of Adicet’s issued patents will be considered valid and enforceable by courts in the United States or foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to Adicet’s product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for Adicet’s targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that Adicet owns or in-licenses may fail to result in issued patents with claims that cover Adicet’s product candidates or uses thereof in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the patentability, validity, enforceability or scope thereof, for example through inter partes review (IPR) post-grant review or ex parte reexamination before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions, which may result in such patents being cancelled, narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, Adicet’s patents and patent applications may not adequately protect Adicet’s intellectual property or prevent others from designing their products to avoid being covered by Adicet’s claims. If the breadth or strength of protection provided by the patents and patent applications Adicet holds with respect to Adicet’s product candidates is threatened, it could dissuade companies from collaborating with Adicet to develop, and threaten Adicet’s ability to commercialize, Adicet’s product candidates. Further, if Adicet encounters delays in its clinical trials, the period of time during which Adicet could market Adicet’s product candidates under patent protection would be reduced. United States patent applications containing or that at any time contained a claim not entitled to a priority date before March 16, 2013 are subject to the “first to file” system implemented by the America Invents Act (2011).

This first to file system will require Adicet to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing, Adicet cannot be certain that it was the first to file any patent application related to Adicet’s product candidates. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third-party or instituted by the USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of Adicet’s applications. For United States applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law in view of the passage of the America Invents Act, which brought into effect significant changes to the United States patent laws, including new procedures for challenging patent applications and issued patents.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to the protection afforded by patents, Adicet seeks to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of Adicet’s product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. Although Adicet requires all of its employees to assign their inventions to Adicet, and requires all of Adicet’s employees and key consultants who have access to Adicet’s proprietary know-how, information, or technology to enter into confidentiality agreements, Adicet cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to Adicet’s trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, Adicet may encounter significant problems in protecting and defending Adicet’s intellectual property both in the United States and abroad. If Adicet is unable to prevent unauthorized material disclosure of its intellectual property to third parties, Adicet will not be able to establish or maintain a competitive advantage in its market, which could materially adversely affect its business, operating results and financial condition.

Third-party claims of intellectual property infringement may prevent or delay Adicet’s product discovery and development efforts.

Adicet’s commercial success depends in part on Adicet avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Adicet is developing Adicet’s product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Adicet’s product candidates may give rise to claims of infringement of the patent rights of others.

Adicet is aware of U.S. and foreign patents held by a third parties relating to gamma delta T cell expansion protocols and related compositions which, on information and belief, are invalid and/or not infringed. In the event that these patents are successfully asserted against its product candidates, such as ADI-001 and ADI-002, or the use of its precursor cells in manufacture of these product candidates, such litigation may negatively impact its ability to commercialize these product candidates in such jurisdictions. Adicet is also aware of several U.S. and foreign patents held by third parties relating to certain CAR compositions of matter, methods of making and methods of use which, on information and belief, are invalid and/or not infringed. Nevertheless, third parties may assert that Adicet infringes their patents or are otherwise employing their proprietary technology without authorization and may sue Adicet. Generally, conducting clinical trials and other development activities in the United States is not considered an act of infringement. If and when ADI-001 or ADI-002 or another CAR-based product candidate is approved by the FDA, third parties may then seek to enforce their patents by filing a patent infringement lawsuit against Adicet. Patents issued in the United States by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof. Adicet may not be able to prove in litigation that any patent enforced against it is invalid and/or not infringed.

Additionally, there may be third-party patents of which Adicet is currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Adicet’s product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that Adicet’s product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of Adicet technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of Adicet’s product candidates, constructs or molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block Adicet’s ability to commercialize the product candidate unless Adicet obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held not infringed, unpatentable, invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of Adicet’s formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block Adicet’s ability to develop and commercialize the product candidate unless Adicet obtained a license or until such patent expires or is finally determined to be held not infringed, unpatentable, invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If Adicet is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, Adicet’s ability to commercialize its product candidates may be impaired or delayed, which could in turn significantly harm its business.

Parties making claims against Adicet may seek and obtain injunctive or other equitable relief, which could effectively block Adicet’s ability to further develop and commercialize Adicet’s product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Adicet’s business and may impact its reputation. In the event of a successful claim of infringement against Adicet, Adicet may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign Adicet infringing products, which may be impossible or require substantial time and monetary expenditure. Adicet cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, Adicet may need to obtain licenses from third parties to advance its research or allow commercialization of Adicet’s product candidates. Adicet may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, Adicet would be unable to further develop and commercialize Adicet’s product candidates, which could harm its business significantly.

Adicet may not be successful in obtaining or maintaining necessary rights to product components and processes for its development pipeline through acquisitions and in-licenses.

Adicet may require access to additional intellectual property to develop its current or future product candidates. Accordingly, the growth of Adicet’s business will likely depend in part on its ability to acquire, in-license or use these proprietary rights.

Adicet’s product candidates may also require specific formulations to work effectively and efficiently and these rights may be held by others. Adicet may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that Adicet identifies. Adicet may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, which would harm its business. Even if Adicet is able to obtain a license, it may be non-exclusive, thereby giving its competitors access to the same technologies licensed to Adicet. In that event, Adicet may be required to expend significant time and resources to develop or license replacement technology. Adicet may need to cease use of the compositions or methods covered by such third-party intellectual property rights.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies, which may be more established, or have greater resources than Adicet does, may also be pursuing strategies to license or acquire third-party intellectual property rights that Adicet may consider necessary or attractive in order to commercialize Adicet’s product candidates. More established companies may have a competitive advantage over Adicet due to their size, cash resources and greater clinical development and commercialization capabilities.

Adicet may be involved in lawsuits to protect or enforce Adicet’s patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Adicet’s patents or the patents of its licensors. To counter infringement or unauthorized use, Adicet may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of its patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that Adicet’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of Adicet’s patents at risk of being invalidated, held unenforceable or interpreted narrowly and could put Adicet’s patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Adicet’s business. In the event of a successful claim of infringement against Adicet, Adicet may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign Adicet’s infringing products, which may be impossible or require substantial time and monetary expenditure.

Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to Adicet’s patents or patent applications or those of its licensors. An unfavorable outcome could result in a loss of Adicet’s current patent rights and could require Adicet to cease using the related technology or to attempt to license rights to it from the prevailing party. Adicet’s business could be harmed if the prevailing party does not offer Adicet a license on commercially reasonable terms. Litigation or interference proceedings may result in a decision adverse to Adicet’s interests and, even if Adicet is successful, may result in substantial costs and distract Adicet’s management and other employees. Adicet may not be able to prevent, alone or with Adicet’s licensors, misappropriation of Adicet’s trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Adicet’s confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Adicet’s common stock.

Obtaining and maintaining Adicet’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Adicet’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, Adicet’s competitors might be able to enter the market, which would have a material adverse effect on Adicet’s business.

The lives of Adicet’s patents may not be sufficient to effectively protect its products and business.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its first effective filing date. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. For example, certain patents relating to Adicet’s TCRL platform technology will expire in 2021. If Adicet’s other issued patents, or patents that are expected to issue from pending applications, fail to sufficiently cover Adicet’s product candidates notwithstanding the expiring patents, Adicet’s business and results of operations will be adversely effected. Even if patents covering Adicet’s product candidates are obtained, once the patent life has expired for a product, Adicet may be open to competition from biosimilar or generic medications. In addition, although upon issuance in the United States a patent’s life can be increased based on certain delays caused by the USPTO, this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. If Adicet does not have sufficient patent life to protect its products, Adicet’s business and results of operations will be adversely affected.

Adicet may be subject to claims challenging the inventorship of Adicet’s patents and other intellectual property.

Adicet may in the future be subject to claims that former employees, collaborators, or other third parties have an interest in Adicet’s patents or other intellectual property as an inventor or co-inventor. For example, Adicet may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing Adicet’s product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Adicet fails in defending any such claims, in addition to paying monetary damages, Adicet may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Adicet’s business. Even if Adicet is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Issued patents covering Adicet’s product candidates could be found unpatentable, invalid or unenforceable if challenged in court or the USPTO.

If Adicet or one of its licensing partners initiate legal proceedings against a third party to enforce a patent covering one of Adicet’s product candidates, the defendant could counterclaim that the patent covering Adicet’s product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include IPR, ex parte re-examination and post grant review in the United States, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to Adicet’s patents in such a way that they no longer cover and protect Adicet’s product candidates. The outcome following legal assertions of unpatentability, invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Adicet cannot be certain that there is no invalidating prior art, of which Adicet, Adicet’s patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of unpatentability, invalidity and/or unenforceability, Adicet would lose at least part, and perhaps all, of the patent protection on Adicet’s product candidates. Such a loss of patent protection could have a material adverse impact on its business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Adicet’s ability to protect its products.

As is the case with other biopharmaceutical companies, Adicet’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Adicet’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Adicet’s ability to obtain new patents or to enforce Adicet’s existing patents and patents that Adicet might obtain in the future.

Adicet may not be able to protect its intellectual property rights throughout the world.

Adicet may not be able to protect its intellectual property rights outside the United States. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Adicet’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Adicet may not be able to prevent third parties from practicing Adicet’s inventions in all countries outside the United States, or from selling or importing products made using Adicet’s inventions in and into the United States or other jurisdictions. Competitors may use Adicet’s technologies in jurisdictions where Adicet has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Adicet has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Adicet’s products and Adicet’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for Adicet to stop the infringement of Adicet’s patents or marketing of competing products in violation of Adicet’s proprietary rights generally. Proceedings to enforce Adicet’s patent rights in foreign jurisdictions could result in substantial costs and divert Adicet’s efforts and attention from other aspects of its business, could put Adicet’s patents at risk of being invalidated or interpreted narrowly and Adicet’s patent applications at risk of not issuing and could provoke third parties to assert claims against Adicet. Adicet may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Adicet’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

Adicet may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

Adicet has received confidential and proprietary information from third parties. In addition, Adicet employ individuals who were previously employed at other biotechnology or pharmaceutical companies. Adicet may be subject to claims that Adicet or Adicet’s employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or Adicet’s employees’ former employers. Litigation may be necessary to defend against these claims. Even if Adicet is successful in defending against these claims, litigation could result in substantial cost and be a distraction to Adicet’s management and employees.